EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (Dollars In Millions)

                                              For the Three Months    For the  Nine Months
                                                      Ended                   Ended
                                              ---------------------------------------------
                                              Sept. 27,   Sept. 29,   Sept. 27,   Sept. 29,
                                                1996        1995        1996        1995
                                              ---------   ---------   ---------   ---------
Total pretax earnings from continuing
operations ................................    $   522     $   485     $ 1,891     $ 1,329
                                               -------     -------     -------     -------
Add:

  Fixed Charges

     Interest .............................      3,104       2,746       8,669       8,559

     Other (A) ............................         40          37         117         105
                                               -------     -------     -------     -------

Total fixed charges .......................      3,144       2,783       8,786       8,664

Preferred stock dividend requirements .....         18          19          56          58
                                               -------     -------     -------     -------
Total combined fixed charges and
 preferred stock dividends ................      3,162       2,802       8,842       8,722

Pretax earnings before fixed charges ......    $ 3,666     $ 3,268     $10,677     $ 9,993
                                               =======     =======     =======     =======
Pretax earnings before combined fixed
 charges and preferred stock dividends ....    $ 3,684     $ 3,287     $10,733     $10,051
                                               =======     =======     =======     =======

Ratio of earnings to fixed charges ........       1.17        1.17        1.22        1.15

Ratio of earnings to combined fixed charges
 and preferred stock dividends ............       1.17        1.17        1.21        1.15

(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.